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                                                                  EXHIBIT 8.2


                         [Bryan Cave LLP Letterhead]

                              December 20, 1996


Ralcorp Holdings, Inc.
P.O. Box 618
St. Louis, Missouri  63188-0618


                    Re:  Registration Statement on Form S-4
                         of General Mills, Inc.
                         ----------------------------------


Members of the Board:

     We are acting as special counsel to Ralcorp Holdings, Inc., a Missouri corporation (the "Corporation"), in connection with the merger (the "Merger") of the Corporation with and into General Mills Missouri, Inc., a Missouri corporation ("General Mills Missouri") and a wholly owned subsidiary of General Mills, Inc. ("General Mills"), upon the terms and subject to the conditions set forth in the Agreement and Plan of Merger by and among the Corporation, General Mills and General Mills Missouri, dated as of August 13, 1996 and amended as of October 25, 1996 (the "Merger Agreement"). General Mills has filed the above-referenced Registration Statement with the Securities and Exchange Commission (the "Registration Statement") with respect to the shares of Common Stock, par value $0.10 per share, of General Mills proposed to be issued in connection with the Merger.

     We have reviewed the Registration Statement and the exhibits thereto, and we have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, certificates of public officials and of officers of the Corporation and other instruments, and such matters of law and fact as we have deemed necessary to render this opinion. We note that the Registration Statement sets forth that General Mills and the Corporation will not consummate the Merger unless they receive the Tax Opinions (as defined in the Registration Statement).

     Based upon and subject to the foregoing, and assuming that the Merger is a valid merger under applicable Missouri law, we confirm our opinion set forth under the heading "The Proposed Transactions--Material Federal Income Tax Consequences" in the Registration Statement.

     We express no opinion as to the laws of any jurisdiction other than the federal laws of the United States.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                              Very truly yours,



                              /s/ Bryan Cave LLP